- APi Group Announces New Long-Term Financial Targets -
-Significant progress towards 13/60/80 targets; expected to achieve 13% or more adjusted EBITDA margin in 2025-
-Introduces new 10/16/60+ shareholder value creation framework, highlighted by $10B+ of net revenues and adjusted EBITDA margin of 16%+ by 2028E-
-Expects $3.0B+ of cumulative adjusted free cash flow through 2028-
-Reaffirms Second Quarter and 2025 Financial Guidance-
-Announces Three-for-Two Stock Split-

New Brighton, Minnesota – May 21, 2025 – APi Group Corporation (NYSE: APG) (“APi” or the “Company”) will host its 2025 Investor Day today at the New York Stock Exchange, beginning at 9:00 am ET.

At today’s event, APi plans to provide updates to its strategic plan and introduce the following long-term 10/16/60+ financial targets:
•$10+ billion in net revenues by 2028, with mid-single-digit organic growth,
•16%+ adjusted EBITDA margin by 2028,
•60%+ of net revenues from inspection, service and monitoring, and
•$3.0+ billion in cumulative adjusted free cash flow through 2028.
Russ Becker, APi’s President and Chief Executive Officer stated: “We are excited to share our new 10/16/60+ shareholder value creation framework and detail our next phase of profitable growth. All 29,000 of our leaders rallied behind our 13/60/80 targets, and I can’t wait to see our businesses embrace our new framework and goals. We believe our proven operating model, built on an inspection and service-first strategy, purpose-driven leadership, and a disciplined approach to capital allocation, positions APi for sustained organic growth, margin expansion and value-accretive M&A. We are off to a strong start in 2025 with positive momentum across the business, allowing us to reaffirm our second quarter and full year 2025 financial guidance. We are confident in our leaders’ ability to execute our strategy and deliver against our new 10/16/60+ long-term financial targets, creating value for all of our stakeholders.”
Announces Three-for-Two Stock Split
APi announced that its Board of Directors approved a three-for-two stock split of its outstanding shares of common stock to be effected by the payment of a dividend of one-half of one share of common stock payable on June 30, 2025, for each share of common stock held of record as of the close of business on June 16, 2025. After giving effect to the stock split, the Company will have approximately 415 million shares of common stock outstanding, and will continue to have 4,000,000 shares of Series A preferred stock outstanding. No shares of common stock will be issued to Series A preferred holders in connection with this stock split. However, a conversion of the Series A preferred stock to common stock pursuant to the Company’s certificate of incorporation would be adjusted to reflect the stock split.

Investor Presentation Webcast Details
APi will hold a webcast of its Investor Day presentation beginning at 9:00 a.m. (Eastern Time) on Wednesday, May 21, 2025. You may access the presentation (live or by replay) via webcast by accessing the following URL:
https://vimeo.com/event/4930520/register
A replay of the presentation will be available shortly after completion of the live webcast via the webcast link above.
About APi:
APi is a global, market-leading business services provider of fire and life safety, security, elevator and escalator, and specialty services with a substantial recurring revenue base and over 500 locations worldwide. APi provides statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders to deliver innovative solutions for our customers. More information can be found at www.apigroup.com.
Investor Relations and Media Inquiries:
Adam Fee
Vice President of Investor Relations
Tel: +1 651-240-7252
Email: investorrelations@apigroupinc.us